EXHIBIT 99.2

Contacts:
	Roger Barnes Executive Vice President/CFO Riverstone Networks, Inc (408) 878-6500	Howard Kalt Kalt Rosen & Co. 415/397-2686

RIVERSTONE NETWORKS’ FOUNDING DIRECTOR

PIYUSH PATEL RESIGNS

SANTA CLARA, Calif., December 8, 2003—Riverstone Networks (RSTN.PK) today announced that Piyush Patel has resigned from the Riverstone board of directors in order to spend more time with his family.

Patel, a Riverstone founder, was one of the company’s original board members when it became an independent entity in 2000. “I have full confidence in the company’s new management team and their strategy,” said Patel.

“I want to thank Piyush for his significant contributions to Riverstone,” said Oscar Rodriguez, who was appointed the company’s President and Chief Executive Officer in August.

The company intends to fill the board seat vacated by Patel with an independent board member.

Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is the leading provider of carrier class solutions for next generation metro Ethernet networks. Riverstone’s metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including the company’s strategy and management ability to execute the strategy, its ability to recruit an independent director, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the ongoing accounting practices review, changes in scope and nature of, and the outcome of, the Securities and Exchange Commission’s investigation regarding the company’s accounting practices, the ability of the company to file its Form 10-K and Form 10-Qs, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes and the impact of any such repayment on the company or its business, the impact of any restatement on the company’s financial results, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The company disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.